Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-263883

PROSPECTUS

Dakota Gold Corp.
Up to 7,453,379 shares of common stock

This prospectus relates to the issuance by Dakota Gold Corp. (the “Company”) of up to 7,453,379 shares of common stock, par value $0.001 per share, that are issuable upon the exercise of the Private Placement Warrants (as defined under “About this Prospectus”). Each Private Placement Warrant entitles the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period commencing upon the effectiveness of the Initial Registration Statement relating to the Private Placement Warrants and expiring on March 15, 2026.

The Company would receive approximately $15.5 million from the exercise in full of all of the Private Placement Warrants. To the extent the Private Placement Warrants are not exercised and expire, the amount of proceeds the Company would otherwise receive will decrease. Further, following the exercise of the Private Placement Warrants, the Company will not receive proceeds from any subsequent sale of the shares of common stock underlying the Private Placement Warrants. The registration of the shares of common stock covered by this prospectus does not mean that the Company will issue, offer or sell, as applicable, any of such shares.

The Company’s common stock is traded on the NYSE American stock exchange under the symbol “DC”.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, the Company has elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

An investment in the Company’s common stock is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2023.

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ABOUT THIS PROSPECTUS

The Private Placement Warrants

In 2020 and early 2021, pursuant to private placements in compliance with Rule 506(c) of the Securities Act of 1933, as amended (the “Securities Act”), the Company issued warrants (the “Private Placement Warrants”) to acquire an aggregate of up to 7,453,379 shares of its common stock. Each Private Placement Warrant entitles the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period commencing upon the effectiveness of the Initial Registration Statement relating to the Private Placement Warrants and expiring on March 15, 2026.

This registration statement relates to the offer and sale of an aggregate of 7,453,379 shares of common stock of the Company from time to time upon exercise of the Private Placement Warrants.

The Transactions

On September 10, 2021, the Company and Dakota Territory Resource Corp. (“Dakota Territory”) entered into an Amended and Restated Agreement and Plan of Merger (as amended from time to time, the “merger agreement”). On March 31, 2022, pursuant to the merger agreement, the Company acquired Dakota Territory, which became a wholly-owned subsidiary of the Company. Each Dakota Territory stockholder (other than the Company) received one share of Company common stock for each share of Dakota Territory common stock held at the time of closing. As a result, immediately following the closing, the outstanding common stock of the combined company was owned 51% by the Company’s pre-transaction stockholders and 49% by Dakota Territory’s pre-transaction stockholders. Unless the context requires otherwise, references herein to the “transactions” mean the transactions contemplated by the merger agreement, taken as a whole.

Prior to the completion of the transactions, the Company, which previously had been named “JR Resources Corp.,” changed its name to “Dakota Gold Corp.” In connection with the transactions, the Company’s common stock was listed on the NYSE American stock exchange (the “NYSE American”) and now trades under the symbol “DC”.

Reverse Stock Split

On March 8, 2022, prior to the consummation of the transactions, the Company completed a reverse split of its common stock on a 1 for 35,641,667 / 49,398,602 basis. In this prospectus, unless expressly indicated otherwise, information with respect to the Company’s shares is presented after giving effect to the reverse stock split.

Additional Information

For additional information, see “Where You Can Find More Information” beginning on page 9.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, issue the securities described in this prospectus.

We may also add, update or change in a prospectus supplement any information contained in this prospectus. To the extent any statement made in a prospectus supplement or a document incorporated by reference herein after the date hereof is inconsistent with the statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or the incorporated document.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement as well as the documents incorporated by reference into this prospectus or any prospectus supplement before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, unless the context otherwise indicates, the terms “we,” “our,” “us,” or the “Company” refer to Dakota Gold Corp., a Nevada corporation, and its consolidated subsidiaries taken as a whole.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contains or may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning our anticipated results and developments of our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “plans”, “estimates” or “intends”, the negatives thereof, variations thereon and similar expressions, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks associated with lack of defined resources that are not SEC S-K 1300 Compliant Reserves, and may never be,
•	risks associated with our history of losses and need for additional financing,
•	risks associated with its limited operating history,
•	risks associated with its properties all being in the exploration stage,
•	risks associated with its lack of history in producing metals from its properties,
•	risks associated with its need for additional financing to develop a producing mine, if warranted,
•	risks associated with its exploration activities not being commercially successful,
•	risks associated with ownership of surface rights at its properties located in the Homestake District of South Dakota,
•	risks associated with increased costs affecting its financial condition,
•	risks associated with a shortage of equipment and supplies adversely affecting its ability to operate,
•	risks associated with mining and mineral exploration being inherently dangerous,
•	risks associated with mineralization estimates,
•	risks associated with changes in mineralization estimates affecting the economic viability of its properties,
•	risks associated with uninsured risks,
•	risks associated with mineral operations being subject to market forces beyond its control,
•	risks associated with fluctuations in commodity prices,
•	risks associated with permitting, licenses and approval processes,
•	risks associated with governmental and environmental regulations,
•	risks associated with future legislation regarding the mining industry and climate change,
•	risks associated with potential environmental lawsuits,

•	risks associated with its land reclamation requirements,
•	risks associated with gold mining presenting potential health risks,
•	risks associated with possible amendments to mining laws, mineral withdrawals of similar actions,
•	risks associated with any material weaknesses that have been identified in our internal controls over financial reporting,
•	risks associated with the COVID-19 pandemic,
•	risks associated with cybersecurity and cyber-attacks,
•	risks related to title in its properties,
•	risks related to competition in the gold and silver mining industries,
•	risks related to economic conditions,
•	risks related to its ability to manage growth,
•	risks related to the potential difficulty of attracting and retaining qualified personnel,
•	risks related to its dependence on key personnel,
•	risks related to its SEC filing history, and
•	risks related to its securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all the forward-looking statements contained in this document by the foregoing cautionary statements.

THE OFFERING

The registration statement of which this prospectus forms a part registers the issuance of up to 7,453,379 shares of the Company’s common stock issuable from time to time upon exercise of the Private Placement Warrants. Before investing in the Company’s securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 6.

Issuer	Dakota Gold Corp.
Shares of Common Stock Outstanding Prior to Exercise of any Private Placement Warrants	73,406,128 shares
Shares of Common Stock to be Issued upon Exercise of all Private Placement Warrants	7,453,379 shares
Exercise Price of the Private Placement Warrants	$2.08 per share
Exercise Period	Commencing upon the effectiveness of the Initial Registration Statement relating to the Private Placement Warrants and expiring on March 15, 2026.
Use of Proceeds	The Company intends to use the net proceeds from exercises of the Private Placement Warrants for general corporate purposes, which may include acquisitions or other strategic investments, repayment of outstanding indebtedness, capital expenditures or working capital purposes. See “Use of Proceeds” beginning on page 6.
Plan of Distribution	The common stock registered hereunder may be issued from time to time upon exercise of the Private Placement Warrants. See “Plan of Distribution” beginning on page 7.
NYSE American Listing	The Company’s common stock is traded on the NYSE American under the symbol “DC”.

The number of shares of common stock shown to be outstanding prior to exercise of any Private Placement Warrants is based on 73,406,128 shares of the Company’s common stock outstanding as of March 3, 2023. Such number does not include shares of common stock underlying outstanding warrants or options or shares of common stock reserved for issuance under equity incentive plans.

DAKOTA GOLD CORP.

We are engaged in the business of acquisition and exploration of mineral properties within the Homestake Gold District of the Black Hills of South Dakota. To date, while no development or mining activities have commenced, our strategy is to move projects from exploration to development and finally into production as results of exploration may dictate. Our management and technical teams have extensive mining and exploration experience, much of it in the Homestake District, and we intend to leverage our experience together with our business presence in South Dakota to create value for our stakeholders.

Our principal executive offices are located at 106 Glendale Drive, Suite A, Lead, South Dakota, 57754 and our telephone number at that address is (605) 717-2540. Our web site address is www.dakotagoldcorp.com. Information on our website is not incorporated in this prospectus supplement and is not part of this prospectus supplement, unless otherwise stated.

Dakota Gold Corp. is a Nevada corporation that was formed in British Columbia, Canada in 2017 and continued to Nevada in 2020.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Each Private Placement Warrant entitles the holder thereof to purchase, upon exercise, one share of the Company’s common stock for $2.08 per share for a period commencing upon the effectiveness of the Initial Registration Statement relating to the Private Placement Warrants and expiring on March 15, 2026.

The Company would receive approximately $15.5 million from the exercise in full of all of the Private Placement Warrants. To the extent the Private Placement Warrants are not exercised and expire, the amount of proceeds the Company would otherwise receive will decrease. Further, following the exercise of the Private Placement Warrants, the Company will not receive proceeds from any subsequent sale of the shares of common stock underlying the Private Placement Warrants. The registration of the shares of common stock covered by this prospectus does not mean that the Company will issue, offer or sell, as applicable, any of such shares.

Unless the Company informs you otherwise, the Company intends to use the net proceeds from exercises of the Private Placement Warrants for general corporate purposes, which may include acquisitions or other strategic investments, capital expenditures or working capital purposes. The Company’s management will have broad discretion over the use of proceeds from the exercise of the Private Placement Warrants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of common stock underlying the Private Placement Warrants offered hereby is determined by reference to the exercise price of the Private Placement Warrants of $2.08 per share.

DILUTION

We are offering 7,453,379 shares of common stock issuable upon exercise of the Private Placement Warrants. To the extent the Private Placement Warrants are exercised, existing stockholders will experience dilution to their ownership interests in the Company.

PLAN OF DISTRIBUTION

The Company is registering the shares of common stock issuable from time to time upon exercise of the Private Placement Warrants and will bear all fees and expenses incident to the registration of such shares. The Company would receive approximately $15.5 million from the exercise in full of all of the Private Placement Warrants. To the extent the Private Placement Warrants are not exercised and expire, the amount of proceeds the Company would otherwise receive will decrease. Further, following the exercise of the Private Placement Warrants, the Company will not receive proceeds from any subsequent sale of the shares of common stock underlying the Private Placement Warrants.

DESCRIPTION OF CAPITAL STOCK

The following description of common stock summarizes the material terms and provisions of the common stock that we may offer under this prospectus, but is not complete. For the complete terms of our common stock, please refer to our articles of incorporation, as amended, and our amended and restated bylaws, as may be amended from time to time.

As of March 3, 2023, our authorized capital stock consisted of 144,302,330 shares of common stock, par value $0.001 per share. As of March 3, 2023, there were 73,406,128 shares of our common stock issued and outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote. Election of directors requires the affirmative vote of a plurality of shares represented at a meeting, and other general stockholder action (other than an amendment to the Articles of Incorporation) requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.

Dividends

The holders of common stock are titled to receive dividends, if declared by our board, out of funds legally available.

Liquidation

In the event of liquidation, dissolution or winding up of our affairs, the holders of common stock are titled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

The transfer agent and registrar for our common stock is Odyssey Trust Company. Its address is 350 - 409 Granville St, Vancouver, BC, V6C 1T2, Canada. Our common stock is listed on the NYSE American under the symbol “DC.”

Nevada Anti-Takeover Law, Provisions of our Certificate of Incorporation and Bylaws

Anti-Takeover Effects of Provisions of Nevada State Law

We may be, or in the future we may become, subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. As of March 3, 2023, we have less than 100 stockholders of record who are residents of Nevada.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Articles of Incorporation and Bylaws

Provisions of our articles of incorporation, as amended, and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our articles of incorporation and bylaws:

•	provide that the authorized number of directors may be changed only by a resolution adopted by a majority of the whole Board;
•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
•	provide that special meetings of our stockholders may be called only by the board of directors; and
•	provide advance notice provisions with which a stockholder who wishes to nominate a director or propose other business to be considered at a stockholder meeting must comply.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Erwin Thompson Faillers.

EXPERTS

The consolidated financial statements of Dakota Gold Corp. as of and for the years ended March 31, 2022 and 2021, incorporated in this Prospectus by reference from the Dakota Gold Corp. Annual Report on Form 10-KT for the transition period from April 1, 2022 to December 31, 2022, have been audited by Ham, Langston & Brezina, L.L.P., an independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.dakotagoldcorp.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.dakotagoldcorp.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering:

•	our Annual Report on Form 10-KT for the transition period from April 1, 2022 to December 31, 2022, filed with the SEC on March 22, 2023;
•	our Quarterly Reports on Form 10-Q for the three months ended June 30, 2022, filed with the SEC on August 10, 2022 and for the six months ended September 30, 2022, filed with the SEC on November 9, 2022;
•	our Current Reports on Form 8-K filed with the SEC on June 7, 2022, July 13, 2022, August 25, 2022, September 13, 2022, October 24, 2022, November 14, 2022 and February 23, 2023; and
•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 31, 2022.

All filings filed by us pursuant to the Securities Exchange Act of 1934, as amended, after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Dakota Gold Corp.
Attention: Corporate Secretary
106 Glendale Drive, Suite A, Lead, South Dakota, 57754
(605) 906-8363

You may also access the documents incorporated by reference in this prospectus through our website at www.dakotagoldcorp.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

Up to 7,453,379 shares of common stock

PROSPECTUS

March 22, 2023